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Broadcom Transaction Brief & FAQ – For Employees

VMWARE CONFIDENTIAL—INTENDED FOR VMWARE INTERNAL USE ONLY

Dated: 26 May 2022

OVERVIEW:

THE FACTS:

•

Today Broadcom announced an agreement pursuant to which Broadcom will acquire all of the outstanding shares of VMware in a cash-and-stock transaction that values VMware at approximately $61 billion, based on the closing price of Broadcom common stock on May 25, 2022.

•

Following the close of the deal, Broadcom Software Group will operate and rebrand as VMware, incorporating Broadcom’s existing infrastructure and security software solutions as part of the VMware portfolio

•

Combining the complementary Broadcom Software portfolio with the leading VMware platform, VMware will provide enterprise customers an expanded platform of critical infrastructure solutions to accelerate innovation and address the most complex information technology infrastructure needs.

•

The combined solutions will enable customers, including leaders in all industry verticals, greater choice and flexibility to modernize, build, deploy, connect, and protect applications consistently, regardless of where they run: from the data center, to any cloud, and to edge.

•	The combined company will continue to focus on technology innovation to deliver compelling benefits for customers and partners

THE OPPORTUNITY:

•

VMware has been reshaping the IT landscape for the past 24 years, and our innovations have helped our customers thrive. We have always stood for innovation and unwavering support of our customers and their most important business operations.

•	Now, after the transaction closes, we will become the software platform for Broadcom – who shares our commitment to exceptional customer service and innovation.

•	Combining our assets and talented team with Broadcom’s existing enterprise software portfolio, all housed under the VMware brand, creates a remarkable enterprise software player.

•	Collectively, we will deliver even more innovation to customers, enabling them to thrive in this increasingly complex multi-cloud era.

GENERAL QUESTIONS:

Q: What did Broadcom announce today?

A: Today Broadcom announced an agreement pursuant to which Broadcom will acquire all of the outstanding shares of VMware in a cash-and-stock transaction that values VMware at approximately $69 billion, based on the closing price of Broadcom common stock on May 25, 2022. Following the closing of the transaction, Broadcom Software Group will operate and rebrand as VMware, incorporating Broadcom’s existing infrastructure and security software solutions as part of the VMware portfolio. Combining our assets and talented team with Broadcom’s existing enterprise software portfolio, all housed under the VMware brand, will create a remarkable enterprise software player, with a continued focus on technology innovation. The transaction is subject to regulatory approvals and other customary closing conditions, including approval by VMware shareholders.

Q: What does this mean for VMware customers?

A: After the deal, closes, together with Broadcom, VMware will be even better positioned to deliver valuable solutions to even more of the world’s largest enterprises. Combining the complementary Broadcom Software portfolio with the leading VMware platform, the new VMware will provide enterprise customers an expanded platform of critical infrastructure solutions to accelerate innovation and address the most complex information technology infrastructure needs. The combined solutions will enable customers, including leaders in all industry verticals, greater choice and flexibility to modernize, build, deploy, connect, and protect applications consistently, regardless of where they run: from the data center, to any cloud, and to the edge. Until the transaction closes, however, it is business as usual and Broadcom and VMware remain separate companies.

Q: What does this mean for VMware partners?

A: Our partner ecosystem is a source of strength for VMware and we will continue to engage with our partners to deliver value to our mutual customers. It is our intention to align our partner strategy with Broadcom to provide greater depth and capability in the ecosystem after the deal closes. Until the transaction closes, however, it is business as usual and Broadcom and VMware remain separate companies.

Q: Why sell to Broadcom? Why now?

A: Every Board of Directors that serves a public company is required to do what’s best for their shareholders at all times. Earlier this month, our Board received an unsolicited offer from Broadcom to acquire VMware for a combination of cash and stock, with shareholders having the right to elect either $142.50 in cash per share or 0.2520 Broadcom shares. The value offered by Broadcom to our shareholders is nearly a 50% premium over our company value at the time of the offer. The offer includes Broadcom stock, which has a strong history of appreciation and steady dividends. In summary, our Board concluded that this is a superior way to increase value for our shareholders.

So today, our Board voted to accept the offer, pending closing conditions and a final shareholder vote. The transaction is expected to be completed in Broadcom’s fiscal year 2023 (Nov. 2022—Oct. 2023).

Together with Broadcom, VMware will be even better positioned to deliver valuable solutions to even more of the world’s largest enterprises, with a continued focus on technology innovation. After the deal closes and combining the complementary Broadcom Software portfolio with the leading VMware platform, the new VMware will provide enterprise customers with an expanded platform of critical infrastructure solutions to help accelerate innovation and address the most complex information technology infrastructure needs. The combined solutions will enable customers, including leaders in all industry verticals, greater choice and flexibility to modernize, build, deploy, connect, and protect applications consistently, regardless of where they run: from the data center, to any cloud, and to the edge.

Q. Does this change our short-term plan until the transaction is closed?

A: For now, it’s business as usual with intentional focus, as we deliver on our multi-cloud strategy and our Subscription and SaaS transformation. Until the transaction is closed, we are going to operate the company to achieve our goals and operating plans. There will be a protocol where small group within VMware will consult with Broadcom on any adjustments to our business strategy or business contracts.

Q: How is this transaction advancing our Multi-Cloud strategy?

A: We remain committed to delivering multi-cloud services for all applications that our customers need to accelerate their business today, and in the future. Once the deal closes, Broadcom will invest in VMware to help us continue to grow a robust ecosystem across all cloud and on-premises infrastructure vendors, as well as new partnership opportunities.

Q: We said that being an independent company was the best path forward for VMware. How do we rationalize this with news about Broadcom?

A: Earlier this month, our Board received an unsolicited offer from Broadcom, which included a significant premium for shareholders. This shows that the works we are doing and have done offers tremendous value. After the deal close, together with Broadcom, VMware will be even better positioned to deliver valuable solutions to even more of the world’s largest enterprises, with a continued focus on technology innovation. Broadcom will invest in VMware to help us continue to grow a robust ecosystem across all cloud and on-premises infrastructure vendors, as well as new partnership opportunities. This is a landmark moment for VMware.

Q. Is this deal in the best interest of ALL shareholders, or just Michael Dell and Silver Lake?

A. The consideration being offered to all shareholders (including Michael Dell, Silver Lake, and public shareholders) is the same. The premium offered by Broadcom is significant and this is a landmark moment for VMware. Also, the merger agreement provides for a “go-shop” provision under which VMware and its Board of Directors may actively solicit, receive, evaluate and potentially enter negotiations with parties that offer alternative proposals during a 40-day period following the execution date of the definitive agreement.

Q: The company is still digesting the Dell spin. Won’t another seismic change negatively impact the business, including employee morale?

A: VMware has been a highly resilient company, from a start-up to a subsidiary of EMC to a controlled company by EMC and then Dell, to an independent company. The agility of our people has led us through all these times. We are excited for what we can create as part of this new chapter. After close and together with Broadcom, we will deliver even more innovation to customers, enabling them to thrive in this increasingly complex multi-cloud era. During this time of change we remain committed to delivering multi-cloud services for all applications that our customers need to accelerate their business today, and in the future.

Q: You have said in the past that an independent VMware would be able to accelerate the transition to Subscription and SaaS, and build deeper, more strategic partnerships. Wouldn’t a Broadcom-owned VMware decelerate those plans?

A: VMware has been executing our Multi-Cloud strategy and Subscription and SaaS transformation plan. Broadcom approached us with an unsolicited proposal to acquire the company which included a significant premium for shareholders. Their plan for after the deal closes is to help us invest in these areas, enabling us to achieve these goals at scale. Like VMware, Broadcom is committed to technology innovation, having invested $4.9 billion in R&D in its latest fiscal year (24x its FY2009 spend).

Q: Can you elaborate on business and revenue synergies with Broadcom?

A: By bringing together the complementary Broadcom Software portfolio with the leading VMware platform, the combined company will provide enterprise customers an expanded platform of critical infrastructure solutions to accelerate innovation and address the most complex information technology infrastructure needs. The combined company’s shared focus on technology innovation, with Broadcom and VMware investing $4.9 billion and $3.1 billion, respectively, in research and development in their latest fiscal years, will deliver compelling benefits for customers and partners.

As stated in the press release, the transaction is expected to add approximately $8.5 billion of pro forma EBITDA from VMware within three years post-closing.

Q: Will VMware consider other suitors?

A: The merger agreement provides for a “go-shop” provision under which VMware and its Board of Directors may actively solicit, receive, evaluate and potentially enter negotiations with parties that offer alternative proposals during a 40-day period following the execution date of the definitive agreement. If the Board ultimately determines that an alternative proposal is superior, it can terminate the transaction with Broadcom to enter into such superior transaction, subject to paying a termination fee. Consistent with their fiduciary duty, the Board will continue to act in the best interest of all shareholders.

Q: The company has been experiencing a lot of change. Why should I stay?

A: From the pandemic, to leadership changes, to the Dell spin, and a new company strategy, we very much understand the overwhelming change all of us have endured. But through it all, we have been there for our customers, delivering the trusted foundation to accelerate innovation. While even more change can be difficult, we view this transaction as an opportunity to accelerate our plans to provide the multi-cloud platform for our customers. After the deal closes and as a part of Broadcom, we will be able to do this at greater scale. Broadcom is committed to delivering VMware’s leading and innovative products and solutions to the market and continuing our heritage of technology innovation after close.

We are on a journey together, VMware has been a highly resilient company, from a start-up to a subsidiary of EMC to a controlled company by EMC and then Dell, to an independent company. The agility of our people has led us through all these times.

Q: How will this impact my day to day work?

A: We remain an independent company until the transaction is closed. In the meantime, our customers continue to rely on us to provide the multi-cloud platform for all apps. For now, it’s business as usual with intentional focus, as we deliver on our multi-cloud strategy and our subscription and SaaS transformation.

So, if you’re in R&D, continue building software and services that delight our customers; if you’re in GTM, continue to provide solutions and service that create value for them and lead to their success; and if you’re in Ops, continue to execute on the initiatives that have been underway.

We remain fully committed to you, our strategy and our company goals, and will continue to keep you updated as this deal moves forward.

Q. What happens to my equity awards (e.g., restricted stock units (RSUs) and stock options)?

A. If the transaction closes, all outstanding equity awards of VMware shares will be substituted for shares of Broadcom, and the same vesting schedule and award terms and conditions will continue to apply.

Q: Who will lead VMware once the deal closes?

A: While it’s too soon to provide these specifics, after close, Broadcom intends to invest in VMware’s businesses, making VMware the software platform for Broadcom.

Q: Will there be layoffs once the deal closes?

A: Remember, we remain an independent company until the transaction is closed. While we cannot speak for Broadcom, our hiring plans, which are based on our operating plans and workforce needs, continue.

Q. Are we still doing our FY23 pay, equity and promotion program that we typically do in the Spring/Summer?

A. Yes. The second promotion program effective in FY23 is underway now, with managers planning and making promotion decisions. The FY23 annual equity program is also in process now. Pay planning remains on track to take place from June 21-30. Consistent with prior years, managers will inform employees of these pay, equity and promotion decisions in July.

Q. Broadcom has a very different corporate culture than VMware, and their management team seems to be more like financial engineers than operators. Why would I sign up for that type of culture?

A. Every company has a culture. From what we are learning, Broadcom is committed to a transparent corporate culture, including a tone from the top that emphasizes innovation, uncompromising integrity, respect and a healthy work environment. This is well-aligned with VMware’s EPIC2 values. For example, execution is one of EPIC2 Values and is an important component of the Broadcom culture as well. After close, we will work together to nurture a culture that inspires and engages our communities. Broadcom also strives to conduct its business in an ethical, socially responsible and environmentally sustainable manner.

Q. Broadcom has a track record of substantial workforce reductions with their prior acquisitions. Why would we think this would not be the case for VMware?

A. Every acquisition is different. While it’s too soon to provide specifics, upon closing Broadcom intends to invest VMware, making VMware the software platform for Broadcom.

Q. VMware’s Future of Work initiative is centered around employee choice and flexibility. With requirements to return to the office, it appears this is not the case for Broadcom. Has Broadcom committed to our Future of Work philosophy?

A. While it’s too soon to provide specifics, VMware remains committed to our Future of Work initiative.

Q: Does this change VMware’s focus on DEI?

A: No. like VMware, Broadcom believes achieving DEI goals is critical to long-term success. Diversity of representation leads to diversity of thought, which accelerates our business innovation. Broadcom believes that a focus on inclusive behavior and equity fosters a workplace culture where every VMware employee has an opportunity to grow, thrive and succeed.

Q. Can you talk about Broadcom’s ESG focus, and how it compares to/against VMware’s 2030 Agenda?

A. As Broadcom’s mission is “connected everything,” they believe their corporate social responsibility is to deliver technology and infrastructure software solutions to improve the everyday lives of people all over the world and to connect people and businesses responsibly. With industry recognition for innovation, collaboration and engineering excellence, they deliver technologies with a focus on connecting everything more efficiently, reliably and securely. This aligns well with the VMware 2030 Agenda. We invite employees to review Broadcom’s ESG report at https://www.Broadcom.com/company/citizenship.

Cautionary Note Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended. These forward-looking statements include but are not limited to statements that relate to the expected future business and financial performance, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined business, the expected amount and timing of the synergies from the proposed transaction, and the anticipated closing date of the proposed transaction. These forward-looking statements are identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words or phrases. These forward-looking statements are based on current expectations and beliefs of Company and Broadcom management and current market trends and conditions.

These forward-looking statements involve risks and uncertainties that are outside the Company’s and Broadcom’s control and may cause actual results to differ materially from those contained in forward-looking statements, including but not limited to: the effect of the proposed transaction on our ability to maintain relationships with customers, suppliers and other business partners or operating results and business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize expected synergies; business disruption following the proposed transaction; difficulties in retaining and hiring key personnel and employees due to the proposed transaction and business combination; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; Broadcom’s significant indebtedness, including indebtedness incurred in connection with the proposed transaction, and the need to generate sufficient cash flows to service and repay such debt; the disruption of current plans and operations; the outcome of any legal proceedings related to the transaction; the ability to consummate the proposed transaction on a timely basis or at all; Broadcom’s ability to successfully integrate the Company’s operations into Broadcom’s business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize synergies; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; global political and economic conditions, including rising interest rates, the impact of inflation and challenges in manufacturing and the global supply chain; and other events and trends on a national, regional and global scale, including the cyclicality in the semiconductor industry and other target markets and those of a political, economic, business, competitive and regulatory nature.

These risks, as well as other risks related to the proposed transaction, will be included in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s and Broadcom’s respective periodic reports and other filings with the SEC, including the risk factors identified in the Company’s and Broadcom’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither the Company nor Broadcom undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Broadcom intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company and that also constitutes a prospectus of Broadcom. Each of the Company and Broadcom may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that the Company or Broadcom may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about the Company, Broadcom and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at http://ir.vmware.com. Copies of the documents filed with the SEC by Broadcom will be available free of charge on Broadcom’s website at https://investors.broadcom.com.

Participants in the Solicitation

The Company, Broadcom and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2021, the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022, which was filed with the SEC on March 24, 2022, a Form 8-K filed by the Company on April 22, 2022 and a Form 8-K filed by the Company on May 2, 2022. Information about the directors and executive officers of Broadcom, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Broadcom’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on February 18, 2022, and Broadcom’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, which was filed with the SEC on December 17, 2021. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company and Broadcom using the sources indicated above.